EXHIBIT 10.23

                              EMPLOYMENT AGREEMENT

            AGREEMENT made as of February 3, 1997, between Cygne Designs, Inc., a Delaware corporation with an office at 1372 Broadway, New York, New York 10018 (the "Company"), and Jonathan Kafri, having an address at 51 Horesh Street, Kfar Shemariahu, P.O. Box 9629, 49610 Israel ("Executive").

                              W I T N E S S E T H:

            WHEREAS, the Company desires that Executive be employed to serve in a group senior executive capacity with respect to certain of the Company's operations in Italy, Israel and the United States, and Executive desires to be so employed by the Company, upon the terms and conditions herein set forth.

            NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations and covenants herein contained, the parties hereto agree as follows:

      1.    EMPLOYMENT.

            The Company hereby employs Executive and Executive hereby accepts such employment, subject to the terms and conditions herein set forth. Executive shall hold the office of President of a subsidiary of the Company to be renamed Sportswear International (USA), Inc.(or a similar name, as available), a Delaware corporation ("Knits Delaware"), reporting to the Board of Directors of Knits Delaware and the Company, and shall continue to hold such offices of the members of the Knits Group (as hereinafter defined) as are currently held by him. For purposes hereof, "Knits Group" shall mean Knits Delaware, Wear & Co. S.r.l., a company organized under the laws of Italy, M.T.G.I. - Textile Manufacturers Group (Israel) Ltd., an Israeli corporation, C.M. Israel Sewing - Houses, Ltd., an Israeli corporation, and CTB Limited, a British Virgin Islands corporation.

      2.    TERM.

            The initial term of employment under this Agreement shall begin on the date hereof (the "Employment Date") and shall continue for a period ending January 31, 1998, subject to prior termination in accordance with the terms hereof. Thereafter, this Agreement shall automatically be renewed for successive one year terms unless either party shall give the other one hundred eighty (180) days prior written notice of its intent not to renew this Agreement.
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      3.    COMPENSATION.

            As compensation for the employment services to be rendered by Executive hereunder, the Company agrees to pay, or cause to be paid, to Executive, and Executive agrees to accept, payable in equal installments in accordance with Company practice, a base annual salary of U.S. $170,000. It is understood that the Company shall treat 20% of such compensation as subject to U.S. withholding taxes based on Executive's representation to the Company that he is not a resident of the United States and that he will spend 20% or less of his time in the United States.

      4.    BONUS

            With respect to each fiscal year of the Company during the term of this Agreement, beginning with the fiscal year ending on the Saturday closest to January 31, 1998, Executive shall be entitled to an annual bonus equal to ten percent of the consolidated net income before taxes of the Knits Group, payable within ninety days after the end of each fiscal year, as determined from the Company's and the members of the Knits Group's audited financial statements, prepared in accordance with generally accepted accounting principles, consistently applied; provided that, in any event the reasonable costs of the office space made available to the members of the Knits Group at the Company's offices in New York shall be charged to the Knits Group in connection with the calculation of such bonus.

      5.    OTHER BENEFITS.

            Executive shall be entitled to such vacations and to participate in and receive any other benefits customarily provided by the Company to its senior management personnel (including any profit sharing, pension, short and long-term disability insurance, hospital, major medical insurance and group life insurance plans in accordance with the terms of such plans) and including stock option and/or stock purchase plans, all as determined from time to time by the Board of Directors of the Company.

      6.    DUTIES.

            (a) Executive shall perform such duties and functions as the Board of Directors of the Company shall from time to time determine and Executive shall comply in the performance of his duties with the policies of, and be subject to the direction of, the Board of Directors. At the request of the Board of Directors, Executive shall serve as an executive officer and director of any subsidiary and affiliate of the Company and, in the performance of such duties, Executive shall comply with the policies of the Board of Directors of each such subsidiary.

            (b) During the term of this Agreement, Executive shall devote substantially all of his time and attention, reasonable vacation time and absences for sickness excepted, to the business of the Company and its subsidiaries and affiliates,


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as necessary to fulfill his duties. Executive shall perform the duties assigned to him with fidelity and to the best of his ability. Notwithstanding anything herein to the contrary, Executive may engage in other activities so long as such activities do not unreasonably interfere with Executive's performance of his duties hereunder and do not violate Section 9 hereof.

            (c) Nothing in this Section 6 or elsewhere in this Agreement shall be construed to prevent Executive from investing or trading in nonconflicting investments as he sees fit for his own account, including real estate, stocks, bonds, securities, commodities or other forms of investments.

      7.    TERMINATION OF EMPLOYMENT; EFFECT OF TERMINATION.

            (a) Executive's employment hereunder may be terminated at any time upon written notice from the Company to Executive:

                  (i) upon the determination by the Board of Directors that
            Executive's performance of his duties has not been fully satisfactory for any reason which would not constitute justifiable cause (as hereinafter defined) upon thirty (30) days' prior written notice to Executive; or

                  (ii) upon the determination by the Board of Directors that there is justifiable cause (as hereinafter defined) for such termination upon ten (10) days' prior written notice to Executive.

            (b)   Executive's employment shall terminate upon:

                  (i) the death of Executive; or

                  (ii) the "disability" of Executive (as hereinafter defined pursuant to subsection (c) herein) pursuant to subsection (f) hereof.

            (c) For the purposes of this Agreement, the term "disability" shall mean the inability of Executive, due to illness, accident or any other physical or mental incapacity, substantially to perform his duties for a period of six
(6) consecutive months or for a total of nine (9) months (whether or not consecutive) in any twelve (12) month period during the term of this Agreement, as reasonably determined by the Board of Directors of the Company after examination of Executive by an independent physician reasonably acceptable to Executive.

            (d) For the purposes hereof, the term "justifiable cause" shall mean and be limited to: the intentional or habitual neglect by Executive of his duties to the Company; the failure of Executive satisfactorily to render services to the Company in accordance with his obligations under this Agreement; Executive's conviction (which, through lapse of time or otherwise, is not subject to appeal) of any crime or offense


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involving money or other property of the Company, its subsidiaries or affiliates or which constitutes a felony in the jurisdiction involved; Executive's performance of any act or his failure to act, for which if Executive were prosecuted and convicted, a crime or offense involving money or property of the Company, its subsidiaries or affiliates, or which would constitute a felony in the jurisdiction involved, would have occurred; any unauthorized disclosure by Executive to any person, firm or corporation other than the Company, its subsidiaries and affiliates and its and their directors, officers and employees, of any confidential information or trade secret of the Company or any of its subsidiaries or affiliates; any attempt by Executive to secure any personal profit in connection with the business of the Company or any of its subsidiaries or affiliates; or the engaging by Executive in any business other than the business of the Company and its subsidiaries or affiliates which unreasonably interferes with the performance of his duties hereunder. Upon termination of Executive's employment for justifiable cause, this Agreement shall terminate immediately (other than Sections 7, 9, 10, 11 and 12 which shall survive, if at all, in accordance with their terms) and Executive shall not be entitled to any amounts or benefits hereunder other than such portion of Executive's annual salary as has been accrued through the date of his termination of employment.

            (e) If Executive shall die during the term of his employment hereunder, this Agreement shall terminate immediately. In such event, the estate of Executive shall thereupon be entitled to receive such portion of Executive's annual salary as has been accrued through the date of his death and any applicable bonus through such date. If Executive's death shall occur while he is on Company business, the estate of Executive shall be entitled to receive, in addition to the other amounts set forth in this subsection (e), an amount equal to one-half his then annual salary.

            (f) Upon Executive's "disability", the Company shall have the right to terminate Executive's employment. Notwithstanding any inability to perform his duties, this Agreement shall not terminate, and Executive shall be entitled to receive his compensation (including bonus, if any) as provided herein, until the earlier of (i) the date he begins to receive long-term disability insurance benefits under the policy provided by the Company pursuant to Section 5 hereof or (ii) six months from the date of such disability.

            (g) Notwithstanding any provision to the contrary contained herein, in the event that (I) Executive's employment is terminated by the Company at any time for any reason other than justifiable cause, disability or death or (II) Executive terminates his employment for Good Reason (as hereinafter defined), the Company shall (i) pay Executive, for a period equal to the longer of (1) the remaining term of this Agreement or (2) one year (such period being hereinafter referred to as the "Severance Period"), a monthly payment equal to one-twelfth of his then annual base salary, which amount shall be in lieu of any and all other payments due and owing to the Executive under the terms of this Agreement, and (ii) continue to allow Executive to participate, at the Company's expense, in the Company's health insurance and disability insurance programs, to the extent permitted under such programs, during the Severance Period (collectively, the "Severance Payments"). Upon termination of Executive's employment


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pursuant to this Section 7(g), this Agreement (other than Sections 7, 9, 10, 11 and 12 which shall survive, if at all, in accordance with their terms) shall terminate.

            (h) Notwithstanding any provision to the contrary contained herein, in the event the Company elects not to renew this Agreement upon the expiration of the initial term hereof, the Company will pay Executive, for a period of one year, a monthly severance payment equal to one-twelfth of his then annual base salary.

            (i) Executive may terminate his employment at any time upon 180 days' prior written notice to the Company. Upon Executive's termination of his employment pursuant to this Section 7(i) or his election not to renew this Agreement, this Agreement (other than Sections 7, 9, 10, 11 and 12 which shall survive, if at all, in accordance with their terms) shall terminate. In such event, Executive shall be entitled to receive such portion of Executive's annual salary and bonus, if any, as has been accrued to date. Executive shall be entitled to participate in the Company's benefit plans to the extent participation by former employees is required by law or permitted by such plans, with the expense of such participation to be as specified in such plans for former employees.

            (j) Executive may terminate his employment for Good Reason (as hereinafter defined) at any time upon 120 days' prior written notice by Executive to the Company, which notice shall specify in reasonable detail the basis for such Good Reason; provided, however, that if the Company within 20 days after receipt of such notice shall perform the obligations, cease the activity or otherwise cure the matter giving rise to such notice, the termination by Executive for Good Reason shall not be effective. The term "Good Reason" shall mean (i) the engagement by the Company or any of its subsidiaries, without the consent of Executive, in any cut and sew knitwear business in the United States other than through the Knits Group (provided, however, that the Company may engage in such business through direct business by the Company in connection with the sourcing of garments from Brazil or in connection with any cut and sew knitwear business conducted by the Company under a brandname), (ii) the failure by the Company to make available office space in New York as reasonably necessary for the operations of the Knits Group, (iii) the removal of Executive by the Company without Executive's consent as the President of Knits Delaware or a material diminution without Executive's consent in the status of his responsibilities with respect to the Knits Group from those heretofore in effect, (iv) the failure by the Company to pay Executive the compensation to which he is entitled hereunder.

      8.    REPRESENTATIONS AND AGREEMENTS OF EXECUTIVE.

            (a) Executive represents and warrants that he is free to enter into this Agreement and to perform the duties required hereunder, and that there are no employment contracts or understandings, restrictive covenants or other restrictions, whether written or oral, preventing the performance of his duties hereunder.


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            (b) Executive agrees to submit to a medical examination and to cooperate and supply such other information and documents as may be required by any insurance company in connection with the Company's obtaining life insurance on the life of Executive, and any other type of insurance or fringe benefit as the Company shall determine from time to time to obtain.

      9.    NON-COMPETITION.

            (a) As a material inducement to the Company to enter into this Agreement, Executive agrees that during his employment by the Company and for a period of two years (except as otherwise specifically provided below) following the termination of Executive's employment hereunder (the "Non-Competitive Period"), Executive shall not, (i) directly or indirectly, as owner, partner, joint venturer, stockholder, employee, broker, agent, principal, trustee, corporate officer, director, licensor, or in any capacity whatsoever engage in, become financially interested in, be employed by, render any consultation or business advice with respect to, or have any connection with, any business which is competitive with, products or services of the Company or any of its subsidiaries or affiliates, in any geographic area where, at the time of the termination of his employment hereunder, the business of the Company or any of its subsidiaries or affiliates was being conducted or was proposed to be conducted in any manner whatsoever; provided, however, that Executive may own any securities of any corporation which is engaged in such business and is publicly owned and traded but in an amount not to exceed at any one time one percent (1%) of any class of stock or securities of such corporation, (ii) request or cause any suppliers or customers with whom the Company or any of its subsidiaries or affiliates has a business relationship to cancel or terminate any such business relationship with the Company or any of its subsidiaries or affiliates or (iii) solicit, interfere with or entice from the Company any employee (or former employee) of the Company, its subsidiaries or affiliates. Notwithstanding the foregoing, following the termination of Executive's employment hereunder, the restrictions set forth in clause (i) of the preceding sentence shall not apply to any portion of the Non-Competitive Period after the later of (i) October 1, 1997 or (ii) the end of any period during which payments are being made to Executive pursuant to Section 7(g) or 7(h).

            (b) If any portion of the restrictions set forth in this Section 9 should, for any reason whatsoever, be declared invalid by a court of competent jurisdiction, the validity or enforceability of the remainder of such restrictions shall not thereby be adversely affected.

            (c) Executive acknowledges that the Company and its subsidiaries and affiliates conduct business throughout the United States, the United Kingdom, Israel, Italy and Hong Kong, that its sales and marketing prospects are for continued expansion throughout the United States, the United Kingdom, Israel, Italy and Hong Kong and that, therefore, the territorial and time limitations set forth in this Section 9 are reasonable and properly required for the adequate protection of the business of the Company and its subsidiaries and affiliates. In the event any such territorial or


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time limitation is deemed to be unreasonable by a court of competent jurisdiction, Executive agrees to the reduction of the territorial or time limitation to the area or period which such court shall deem reasonable.

            (d) The existence of any claim or cause of action by Executive against the Company or any subsidiary or affiliate shall not constitute a defense to the enforcement by the Company or any subsidiary of the foregoing restrictive covenants, but such claim or cause of action shall be litigated separately.

            (e) In the event Executive's employment with the Company terminates for any reason other than the Company's failure to renew this Agreement, the Company and Executive agree that in consideration of the payments being made to Executive pursuant to Section 7, Executive shall be available during the period such payments are being made to advise and consult with the Board of Directors, the President and other officers of the Company and its subsidiaries and affiliates with respect to the affairs of the Company and its subsidiaries and affiliates on a part-time basis, in response to requests for such advisory and consulting services by the Board of Directors, or other officers of the Company or its subsidiaries and affiliates, subject to the conditions that (i) Executive shall not be required to devote a major portion of his time to such services,
(ii) such services shall not unreasonably interfere with the performance of other employment or consulting duties Executive may have, (iii) Executive shall not be required to perform such services during usual vacation periods and reasonable periods of illness or other incapacitation, (iv) such services shall be performed at times and places as shall be chosen by Executive, and which will result in the least inconvenience to Executive, and (v) all other provisions of this Section 9 shall apply. Notwithstanding the foregoing, in the event that Executive seeks full-time employment with a third party and such third party will not accept Executive's services for as long as he is committed under this subsection (e) to provide consulting services to the Company, then if the Board of Directors of the Company determines in its reasonable discretion that Executive's employment with the third party will not cause him to breach the provisions of Section 9 of this Agreement (other than this subsection (e)) and Executive provides the Board of Directors with a letter signed by the third party stating that such third party will not accept Executive's services as described above, the provisions of this subsection (e) shall immediately terminate and be of no further force or effect.

      10.   INVENTIONS AND DISCOVERIES.

            (a) Executive shall promptly and fully disclose to the Company, and with all necessary detail for a complete understanding of the same, all developments, know-how, discoveries, inventions, improvements, concepts, ideas, writings, formulae, processes and methods (whether copyrightable, patentable or otherwise) made, received, conceived, acquired or written during working hours, or otherwise, by Executive (whether or not at the request or upon the suggestion of the Company) during the period of his employment with, or rendering of advisory or consulting services to, the Company or any of its subsidiaries or affiliates, solely or jointly with others in or


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relating to any activities of the Company or its subsidiaries or affiliates known to him as a consequence of his employment or the rendering of advisory and consulting services hereunder (collectively the "Subject Matter").

            (b) Executive hereby assigns and transfers, and agrees to assign and transfer, to the Company, all his rights, title and interest in and to the Subject Matter, and Executive further agrees to deliver to the Company any and all drawings, notes, specifications and data relating to the Subject Matter, and to execute, acknowledge and deliver all such further papers, including applications for copyrights or patents, as may be necessary to obtain copyrights and patents for any thereof in any and all countries and to vest title thereto to the Company. Executive shall assist the Company in obtaining such copyrights or patents during the term of this Agreement, and any time thereafter on reasonable notice and at mutually convenient times, and Executive agrees to testify in any prosecution or litigation involving any of the Subject Matter.

      11.   NON-DISCLOSURE OF CONFIDENTIAL INFORMATION.

            (a) Executive shall not, during the term of this Agreement, or at any time following termination of this Agreement, directly or indirectly, disclose or permit to be known (other than as is required in the regular course of his duties (including without limitation disclosures to the Company's advisors and consultants) or is required by law (in which case Executive shall give the Company prior written notice of such required disclosure) or with the prior written consent of the Board of Directors of the Company), to any person, firm or corporation, any confidential information acquired by him during the course of, or as an incident to, his employment or the rendering of his advisory or consulting services hereunder, relating to the Company or any of its subsidiaries or affiliates, the directors of the Company or its subsidiaries or affiliates, any client of the Company or any of its subsidiaries or affiliates, or any corporation, partnership or other entity owned or controlled, directly or indirectly, by any of the foregoing, or in which any of the foregoing has a beneficial interest, including, but not limited to, the business affairs of each of the foregoing. Such confidential information shall include, but shall not be limited to, proprietary technology, trade secrets, patented processes, research and development data, know-how, market studies and forecasts, competitive analyses, pricing policies, employee lists, personnel policies, the substance of agreements with customers, suppliers and others, marketing or dealership arrangements, servicing and training programs and arrangements, customer lists and any other documents embodying such confidential information. This confidentiality obligation shall not apply to any confidential information which thereafter becomes publicly available other than pursuant to a breach of this
Section 11(a) by Executive.

            (b) All information and documents relating to the Company and its affiliates as hereinabove described (or other business affairs) shall be the exclusive property of the Company, and Executive shall use commercially reasonable best efforts to prevent any publication or disclosure thereof. Upon termination of Executive's employment with the Company, all documents, records, reports, writings and other


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similar documents containing confidential information, including copies thereof, then in Executive's possession or control shall be returned and left with the Company.

      12.   SPECIFIC PERFORMANCE.

            Executive agrees that if he breaches, or threatens to commit a breach of, any of the provisions of Sections 9, 10 or 11 (the "Restrictive Covenants"), the Company shall have, in addition to, and not in lieu of, any other rights and remedies available to the Company under law and in equity, the right to have the Restrictive Covenants specifically enforced by an court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company. Notwithstanding the foregoing, nothing herein shall constitute a waiver by Executive of his right to contest whether a breach or threatened breach of any Restrictive Covenant has occurred.

      13.   AMENDMENT OR ALTERATION.

            No amendment or alteration of the terms of this Agreement shall be valid unless made in writing and signed by both of the parties hereto.

      14.   GOVERNING LAW.

            This Agreement shall be governed by the laws of New York applicable to agreements made and to be performed therein.

      15.   SEVERABILITY.

            The holding of any provision of this Agreement to be invalid or unenforceable by a court of competent jurisdiction shall not affect any other provision of this Agreement, which shall remain in full force and effect.

      16.   NOTICES.

            Any notices required or permitted to be given hereunder shall be sufficient if in writing, and if delivered by hand or courier, or sent by certified mail, return receipt requested, to the addresses set forth above or such other address as either party may from time to time designate in writing to the other, and shall be deemed given as of the date of the delivery or at the expiration of three days in the event of a mailing.

      17.   WAIVER OR BREACH.

            It is agreed that a waiver by either party of a breach of any provision of this Agreement shall not operate, or be construed, as a waiver of any subsequent breach by that same party.


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      18.   ENTIRE AGREEMENT AND BINDING EFFECT.

            This Agreement contains the entire agreement of the parties with respect to the subject matter hereof, supersedes all prior agreements, both written and oral, between the parties with respect to the subject matter hereof, including, without limitation, that certain consulting agreement dated as of October 1, 1993 and shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, heirs, distributors, successors and assigns.

      19.   SURVIVAL.

            Except as otherwise expressly provided herein, the termination of Executive's employment hereunder or the expiration of this Agreement shall not affect the enforceability of Sections 7, 9, 10, 11 and 12 hereof.

      20.   FURTHER ASSURANCES.

            The parties agree to execute and deliver all such further documents, agreements and instruments and take such other and further action as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

      21.   HEADINGS.

            The Section headings appearing in this Agreement are for the purposes of easy reference and shall not be considered a part of this Agreement or in any way modify, demand or affect its provisions.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.


                                            Cygne Designs, Inc.


                                            By: /s/Bernard M. Manuel
                                                -------------------------
                                                  Chairman and CEO


                                            /s/Jonathan Kafri
                                            -----------------------------
                                            Jonathan Kafri


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